Exhibit 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

News Release

ABRAXIS TO APPEAL JURY RULING ON ELAN PATENT INFRINGEMENT CLAIM

LOS ANGELES, Calif. – June 13, 2008 – Abraxis BioScience, Inc. (NASDAQ:ABII), a fully integrated, global biotechnology company, today announced that it intends to appeal the jury ruling in the U.S. District Court for the District of Delaware that Abraxis has infringed upon a patent owned by Elan. In the suit, Elan claimed that Abraxis infringed upon two of Elan’s patents, 5,834,025 and 5,399,363, asserting ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) uses technology protected by Elan-owned patents. Elan withdrew its claim that Abraxis infringed on its 025 patent. The jury ruled that Abraxis has infringed upon Elan’s 363 patent, which runs until 2011, and awarded Elan $55 million in damages for sales of Abraxane® to date. The company said it is disappointed by the jury ruling in this complex patent litigation and feels confident as it proceeds to appeal in this matter. Abraxis will pursue post-trial motions and appeal the judgment of the District Court.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nabTM platform. The first FDA approved product to use this nabTM platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

Forward-Looking Statement

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our confidence relating to the appeal of the judgment. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements, including our ability to successfully appeal the judgment. Additional relevant information concerning risks can be found in Abraxis BioScience’s Form 10-K for the year ended December 31, 2007 and other documents it has filed with the Securities and Exchange Commission.

Contacts:

Abraxis BiosScience, Inc.

Daniel Saks

310-405-7417

DSaks@abraxisbio.com

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